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                          Cosmetic Group U.S.A., Inc.
                              10318 Norris Street
                         Pacoima, California 90212-3480


                               September 23, 1997

CGUSA, L.L.C.
11312 Penrose Street
Sun Valley, California 91352

Ladies and Gentlemen:

        Reference is made to that certain Asset Purchase Agreement, dated July 24, 1997, between Cosmetic Group U.S.A., Inc. ("Seller") and CGUSA, L.L.C. ("Purchaser") (the "Agreement"). Seller and Purchaser hereby agree to amend the Agreement as follows:

1. Section 1.04(b)(i) of the Agreement is amended by adding the following language as the last sentence:

        "Within two weeks of the Closing Date, Seller shall deliver to Purchaser a revised Closing Adjustment Worksheet (the "Revised Closing Adjustment Worksheet") which shall set forth the TNA based on Sellers' calculation of the Assets and Assumed Liabilities as of the Closing Date using the same accounting procedures and policies used by Seller in preparing Seller's audited balance sheet included in its financial statements at and for the year ended December 31, 1996 (included in Seller's Annual Report on Form 10-KSB for the year ended December 31, 1996). For all purposes under this Agreement (other than for determinations of the Purchase Price or any adjustments thereto), Seller's Revised Closing Adjustment Worksheet shall be deemed to be the Closing Adjustment Worksheet."

2. Section 1.04(b)(ii) of the Agreement is amended in its entirety by deleting it and replacing it with the following language:

        "(ii)" Between 60 and 75 days following the Closing Date, Purchaser shall prepare and deliver to Seller a Post-Closing Adjustment Worksheet (the "Post-closing Adjustment Worksheet"), which shall set forth the TNA based on the results of Purchaser's calculation of the Assets and Assumed Liabilities as of the Closing Date (except that the amount of Tangible Personal Property used by Purchaser in such calculation shall be equal to $1,964,785). If the Post-Closing Adjustment Worksheet indicates that the TNA (as defined below) is higher or lower than $4,000,000, then the Purchase Price, as adjusted pursuant to Section 1.04(b)(i), shall be further adjusted upward or downward, respectively, on a dollar-for-dollar basis. If the Post-Closing
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        on a dollar-for-dollar basis. If the Post-Closing Adjustment Worksheet indicates that the TNA is $4,000,000 or more, then there shall be a prompt release of the Escrow Fund to Seller. Any other adjustment upward shall be satisfied upon delivery of the Post-Closing Adjustment Worksheet to Seller by (A) first, Purchaser's cash payment to Seller of an amount equal to the difference between the amount of TNA set forth on the Post-Closing Adjustment Worksheet and $4,000,000, up to a total of $500,000 and (B) second, an immediate increase in the principal amount of the Seller Note in an amount equal to the amount, if any, by which the difference between the amount of TNA set forth on the Post-Closing Adjustment Worksheet and $4,000,000 exceeds $500,000 with such increase applied evenly to each annual principal repayment amount set forth in the Seller Note. Any adjustment downward shall be equal to the difference between $4,000,000 and the amount of TNA set forth on the Post-Closing Adjustment Worksheet and such adjustment shall be satisfied upon delivery of the Post-Closing Adjustment Worksheet to Seller (x) first, by the prompt release and payment from the Escrow Fund to the Purchaser of all adjustment amounts up to, but not exceeding the total amount in, the Escrow Fund and (y) second, all adjustment amounts in excess of the amount in the Escrow Fund shall be immediately deducted from the principal amount of the Seller Note, with such reduction applied evenly to each annual principal repayment amount set forth in the Seller Note; provided that with respect to (y), if the amount of the inventory set forth on the Post-Closing Adjustment Worksheet is less than $1,165,043 (which is the result of $350,000 deducted from $1,515,043), then the difference between $1,165,043 and the amount of the inventory set forth on the Post-Closing Adjustment Worksheet shall be paid in cash by Seller to Purchaser in lieu of adjusting the principal amount of the Seller Note. Seller and Purchaser agree that all cash amounts owed by Seller to Purchaser pursuant to the proviso in subclause (y) of the preceding sentence shall be satisfied by offsetting interest payments under the Seller Note."

3. The definition of "Operative Agreements" in the Agreement is amended in its entirety by deleting it and replacing it with the following language:

                ""Operative Agreements" means, collectively, the General Assignment and the other Assignment Instruments, the Assumption Agreement and the other Assumption Instruments, and the Escrow Agreement."
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            [Signature Page for Asset Purchase Agreement Amendment]

        Please confirm your acceptance of these amendments by signing below.


                                        COSMETIC GROUP U.S.A., INC.


                                        By: /s/ ALFRED E. BOOTH, JR.
                                            ------------------------------
                                            Name:  Alfred E. Booth, Jr.
                                            Title: Chief Executive Officer


Agreed and Acknowledged as of the
date listed above:


CGUSA, L.L.C.


By: /s/ MARLA S. SMITH
    ----------------------------
    Name:  Marla S. Smith
    Title: Senior Vice President